Exhibit 15.1

October 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated October 30, 2015 on our review of interim financial information of MSCI Inc. for the three and nine month periods ended September 30, 2015 and September 30, 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015 is incorporated by reference in its Registration Statement on Form S-8 No. 333-147540, No. 333-165888 and No. 333-167624 dated November 20, 2007, June 3, 2010 and June 18, 2010, respectively, and its Registration Statement on Form S-3 No. 333-206232 dated August 7, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York